Exhibit 10.16

January 1, 2025

ALNESH MOHAN
(via QUANTUM ADVISORY PARTNERS LLP)

2407 EAST 38TH AVENUE
VANCOUVER, BC V5R 2T8

Dear Alnesh Mohan,

Tactical Resources Corp. (the “Company”) is in the process of evaluating a potential transaction, including an initial public offering, direct listing, merger, business combination or other similar transaction, which would result in the Company’s (or any successor entity’s) common shares being listed for trading on the New York Stock Exchange or the Nasdaq Stock Market (the “Transaction”), effective on or about March 31, 2025 (the “Closing Date”), or any such earlier or later date as may be determined by the Company.

Reference is hereby made to that certain letter agreement, dated as of January 22, 2024, by and between you and the Company (the “Original Agreement”). In connection with the proposed Transaction, and on behalf of the Company, I am pleased to make the offer hereinafter described to you. Once fully executed, this letter agreement and its enclosures (the “Agreement”) will amend and restate the Original Agreement in its entirety and will become a binding contract between you and the Company.

Certain conditions of this offer, as further disclosed herein, are conditional on closing of the Transaction (“Closing”). For greater certainty, in the event the Transaction involves a merger, acquisition, amalgamation, arrangement or some other business combination with another entity (a “Business Combination”), this Agreement will be assigned to, and assumed by, the resulting issuer of the Transaction.

NOW, THEREFORE, THIS AGREEMENT WITNESSES THAT, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

1.	Date and Position. Under the Original Agreement, your term as Chief Financial Officer commenced on February 1, 2024 (the “Start Date”), for an indefinite period (the “Term”). In your position as Chief Financial Officer, you will initially report to the Chief Executive Officer and any subsequent reporting relationship as determined by the Company.

2.	Services of Consultant. During the Term, you will provide to the Company the consulting services described in Schedule “A” attached hereto. However, the services described therein may change from time to time.

3.	Qualifications. You represent to the Company that you have the required skills, experience and qualifications to perform the duties and exercise the responsibilities that will be required of you under this Agreement. You further represent to the Company that all of the credentials and other information you have provided to the Company regarding your qualifications, are legitimate and truthful.

4.	Compensation.

a.	Consulting Fee: Commencing on the Closing Date, in consideration for the services described under this Agreement, the Company will pay to you basic remuneration in the sum of $180,000 per annum, subject to applicable deductions as required by law (the “Consulting Fee”). The Consulting Fee will be paid on a monthly basis or in accordance with the payroll practices of the Company.

The Company will undergo a formal compensation review after approximately six (6) months from the Closing Date, at which time the parties hereto may negotiate a new contractual agreement.

b.	Special Bonuses: Subject to the terms and conditions of applicable plans and policies of the Company and any stock exchange on which the Company’s common shares (“Shares”) are listed for trading, you shall be entitled to receive a bonus payment in the amount of CAD$173,530 upon the initial filing of a registration statement and/or proxy statement with the U.S. Securities and Exchange Commission in connection with the Transaction, payable in Shares to be issued immediately prior to Closing at a price per Share equal to the price per Share at the close of trading on the date of such initial filing. For the avoidance of doubt, the parties hereto acknowledge that such initial filing was made on October 29, 2024 and that the price per Share at the close of trading on such date was CAD$0.46. The Company shall not pay any portion of such bonus in Shares to the extent the issuance of such Shares would cause a change of control of the Company under the policies of the applicable stock exchange on which the Shares are traded.

c.	General Bonuses: Subject to the terms and conditions of applicable plans and policies, you may be eligible to participate in the Company’s then current equity incentive plan. You agree that the Company may amend or terminate any such equity incentive from time to time at the Company’s sole discretion. You must be on active payroll at the time the incentives are paid in order to maintain eligibility. Active services being provided to the Company does not include any period of notice that arises upon termination of the engagement contemplated by this Agreement, whether by contract, common law or otherwise, except where applicable laws require otherwise.

For the avoidance of doubt, except as otherwise required under applicable laws, if this Agreement is terminated prior to the day on which a bonus would otherwise have been paid, you hereby waive any claim to that bonus or any portion thereof. In the event that this Agreement is terminated, and a bonus would ordinarily be paid after the expiration of any statutory notice period, you hereby waive any claim to that bonus or any portion thereof. You also hereby waive any claim to constructive dismissal based on the fact that a bonus is not paid, is less than was previously paid or is less than is paid to another consultant.

This Section 4 is conditional upon Closing and will be effective as of the Closing Date. You acknowledge and agree that no compensation is payable to you under this Section 4 if the Transaction is not consummated, except that prior to the Closing Date, the Company may request certain additional services to be provided by you from time to time which may be invoiced on an ad-hoc basis.

5.	Benefits. You will be entitled to receive group benefits, including extended health coverage in accordance with the Company’s benefit plans, to the extent permitted pursuant to applicable policies, rules and regulations, and only to the extent the Company has such benefit plans in place during the Term. All insured benefits are subject to the terms and conditions of the applicable policies. All decisions regarding eligibility and coverage will be made by the group benefit carrier(s) and the Company will not bear any responsibility or liability for them. Benefits, coverages, policies and plans, including the benefits carrier, may be amended or terminated by the Company at any time, without advance notice or other obligation, except as may be required under the applicable laws.

This Section 5 is conditional upon Closing and will be effective as of the Closing Date.

6.	Expenses. The Company may reimburse you for reasonable travel and other out-of-pocket expenses incurred by you in the course of carrying out your duties and responsibilities pursuant to the terms and conditions of this Agreement. As a condition of reimbursement, you agree to submit an itemized expense report, together with all receipts and any other documentation or information as the Company may require from time to time.

7.	Company Policies. You understand and agree that, as a condition of this Agreement, you will be required to follow the Company’s policies, practices and procedures as may be amended from time to time. The Company reserves the right to amend its policies, practices and procedures from time to time in accordance with its future needs.

8.	Restrictions on Services. You represent to the Company that you are not under any restrictions or prohibitions, including those owed to another entity, that may prevent you from lawfully fulfilling your duties and responsibilities under this Agreement.

9.	Company Resources. You will not use any of the Company’s property, resources or business tools or equipment except as is required in the performance of your responsibilities and duties stipulated under this Agreement.

10.	Confidentiality. You understand, covenant and agree that, in the performance of your obligations under this Agreement, you will obtain knowledge of Confidential Information (as hereinafter defined). In this Agreement, “Confidential Information” means any information or knowledge, including, without limitation, any formula, pattern, design, system, program, device, software, marketing, promotion, plan, budgets, costs, customer or supplier information, results of operations, process, business policies or practices, know how, research, discovery, strategy, method, idea or compilation of information, that: (a) relates to the business or affairs of the Company (or any of its “Affiliates”, defined as being a person that directly or indirectly controls, is controlled by or is under common control with, the Company), including to any inventions or results from its or their research and/or development activities; (b) is private or confidential in that it is not generally known or available to the public; or (c) gives or would give the Company (or any of its Affiliates) an opportunity to obtain an advantage over competitors who do not know of or use it. For greater certainty, any such information shall fall within the scope of “Confidential Information” except to the extent it became generally available to the public through no unauthorized act or omission by you.

11.	Use of Confidential Information. You agree that you shall not, directly or indirectly, either during the term of this Agreement or at any time after its termination: (a) disclose any Confidential Information outside of the Company (or any of its Affiliates), unless required by applicable law; (b) make use of any Confidential Information for any purpose other than in the performance of your duties hereunder; (c) publish any article with respect to any Confidential Information; or (d) remove or aid in the removal from the premises of the Company any Confidential Information or any property or material relating thereto, in each case, except in carrying out your duties hereunder.

You agree to protect the Confidential Information regardless of whether the information was disclosed in verbal, written, electronic, digital, visual or other form, and you hereby agree to give notice immediately to the Company of any unauthorized use or disclosure of Confidential Information of which you become aware. You further agree to assist the Company in remedying any such unauthorized use or disclosure of Confidential Information.

12.	Work Products. You agree that all documents, software, records, notes, memoranda and any other materials made, compiled or made available to you at any time during the Term (whether before the Start Date or thereafter), including all copies thereof, (collectively, the “Work Product”), are the exclusive property of the Company. All Work Product shall be held by you solely for the benefit of the Company and shall be delivered to the Company by you upon termination of this Agreement with the Company or at any time upon request by the Company. You hereby confirm that you waive any and all rights to the Work Product.

13.	Intellectual Property. Further to the above Section 12, for greater certainty, you agree that all inventions and other intellectual property, whether or not patented or patentable, trade secrets or works in which copyright may exist, including but not limited to inventions, designs, ideas, discoveries, works, creations, developments, programs, software, schematics, codes, drawings, sketches, specifications, compilations of information, analysis, experiments, studies, data, formulae, methods, processes, techniques, prototypes, products, samples, equipment, tools and machines (collectively, the “Intellectual Property”), that you develop or create during the Term, or as a result of the services provided under this Agreement, are the exclusive property of the Company and its successors and assigns. You agree to assist the Company, without charge, with any steps to apply for, record, register or enforce rights in such Intellectual Property during the Term, and to do so even after termination of this Agreement without payment other than expenses. You irrevocably waive in favour of the Company and its successors and assigns any “moral rights”, including, without limitation, rights to control use or attribution by the Company of any work created by you in which copyright exists.

14.	Restrictive Covenants.

a.	Non-Solicitation: You covenant that you will not (without the prior written consent of the Company) at any time during the Term, nor for a period of twelve (12) months following the termination of this Agreement (whether voluntary or involuntary, or lawful or unlawful), directly or indirectly, either individually or in partnership, jointly with or on behalf of any other person, firm, association, syndicate, company or corporation, whether as agent, shareholder, employee or consultant or in any manner whatsoever:

i.	solicit or entice away, or endeavour to solicit or entice away from the Company, employ or otherwise engage (as an employee, independent contractor or otherwise) any person whom you had contact with or received Confidential Information about during the Term and who is employed by the Company or engaged as a contractor or consultant by the Company as at the date of termination of this Agreement or who was so employed or engaged within the twelve (12) month period preceding such date; or

ii.	for any purpose competitive with the Business of the Company, canvass, solicit, or approach for orders, or cause to be canvassed or solicited or approached for orders, any person or entity whom you had contact with or received Confidential Information about during the Term and who is or which is a customer, client, supplier or licensee of the Company as at the date of termination of this Agreement or within the twelve (12) month period preceding such date; or

iii.	induce or attempt to induce any customer, client, supplier or licensee of the Company whom you had contact with or received Confidential Information about during the Term to cease doing business with the Company; or

iv.	disparage or denigrate the Company or any of its Affiliates or any of its or their respective businesses, directors, officers or employees.

For the purposes of this section, “Business” means the business of the exploration, extraction, processing and/or sale of rare earth elements in North America.

15.	Breach. You agree that a breach by you of the Confidential Information provisions or restrictive covenants set out above would result in irreparable harm to the Company that could not adequately be compensated by way of a damage award. You agree that in the event of any such breach, in addition to all other remedies available to the Company at law or in equity, the Company shall be entitled as a matter of right to obtain from a court of competent jurisdiction such relief by way of restraining order, injunction, decree or otherwise as may be appropriate to ensure compliance with such provisions or covenants.

16.	Termination.

a.	Termination by Company for Cause. In the event you materially breach this Agreement, or any of your conduct constitutes “Just Cause” for termination of an employee at law, the Company may immediately terminate this Agreement without notice and without any payment to you. In the event the Company terminates this Agreement on the foregoing basis, the Company will have no further obligations to you whatsoever arising out of this Agreement, save and except for any fees and expenses actually and properly incurred and consented to by the Company.

b.	Termination by Company without Cause. In the event the Company elects to terminate this Agreement after the Closing Date for any other reason except for the reasons provided under Section 16(a) above, the Company will compensate you with an amount equal to the annual Consulting Fee at the time of the termination.

c.	Termination by You. You may terminate this Agreement at any time upon providing 30 days written notice to the Company. Where you provide the Company with written notice under this provision, the Company may waive such notice period, in whole or in part, in which case this Agreement will terminate on the date specified by the Company.

d.	Termination in the event of a Change of Control. If a Change of Control (as hereinafter defined) of the Company occurs during the Term, the Company will compensate you with an amount equal to the annual Consulting Fee.

For the purposes of this Section 16(d), “Change of Control” means: (i) a merger or acquisition in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the incorporating jurisdiction of the Company; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; or (iii) any other corporate reorganization or business combination in which 50% or more of the outstanding voting stock of the Company is transferred, or exchanged through merger, to different holders in a single transaction of the Company or in a series of related transactions completed within 12 months, save, in each case, except for the fact that the Transaction does not constitute a Change of Control.

For greater certainty, Closing of the Transaction does not constitute a Change of Control hereunder and you will not be entitled to compensation under this provision for reasons related to Closing.

It is agreed and understood that the provisions of the above entitlements in this Section 16 will constitute full and final satisfaction of any claim which you might have arising from or relating to the termination of this Agreement, whether such claim arises under statute, contract, common law, or otherwise, save any claim that cannot be released by operation of statute.

17.	Relationship. The parties hereto acknowledge and agree that the only relationship between you and the Company created by this Agreement will for all purposes by that of a contractor, and all persons employed or engaged by you, including any beneficial owners if you are an entity, will for all purposes be considered to be employed or engaged, as applicable by the entity and not by the Company. The Company will have no obligation whatsoever to pay or compensate you or any of your representatives for taxes of any kind whatsoever that arise out of or with respect to compensation or fees payable under this Agreement.

You hereby agree to fully indemnify and hold harmless the Company from and against all assessments, claims, liabilities, costs, expenses and damages that the Company and or any of its Affiliates may suffer or incur with respect to any such taxes or benefits. For greater clarity, you are solely responsible for the deduction and remissions of income tax, pension and employment insurance in respect of any employees retained by you to perform the services under this Agreement. Furthermore, if these amounts are not remitted, you will, in addition to any other provision under this Agreement, indemnify and hold harmless the Company and its Affiliates and its and their respective directors and officers from and against any claim for taxes, penalties or for withholding of funds by the applicable tax, worker’s compensation, employment standards and insurance agencies or any other government agency with respect to any amount found to be payable by the Company to such agency or commission in respect of your provision of services under this Agreement, including any legal fees incurred by the Company in defending such claims.

18.	General Provisions.

a.	Entire Agreement: This Agreement, together with any documents referred to herein, describes the entire agreement between the parties hereto in relation to the services provided in connection herewith. It supersedes and replaces any prior agreements or representations, whether oral or written, with respect to the subject matter hereof. You agree that there are no collateral contracts or agreements between you and the Company, and that the Company has not made any representations to you, including but not limited to negligent misrepresentations, except as specifically set forth in this Agreement.

b.	Survival: Each and every provision of Sections 10 through 18 shall survive the termination of this Agreement and the services to be provided described hereunder (regardless of the reason for such termination).

c.	Personal Information: During the Term, the Company may collect personal information about you where it is reasonable for the Company to do so for the purposes of establishing, managing and/or terminating the engagement contemplated by this Agreement. The Company may use and disclose your personal information for only those purposes, or as permitted by law.

d.	Background Checks: The Company reserves the right to conduct background checks, including a criminal background check, on you. By executing this Agreement below, you consent to and agree to cooperate with and assist the Company to perform such checks, and you authorize the Company to provide necessary personal information to third parties for such checks to be performed, and for the Company to receive the results of these checks. This offer is conditional upon you providing proof satisfactory to the Company that you are legally able to work for the Company in Canada and that you are able to maintain your right to legally able to work for the Company in Canada for the duration of this Agreement.

e.	Notices: Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if personally delivered, delivered by facsimile transmission (with confirmation of receipt) or mailed by prepaid registered mail addressed as follows:

to the Company at:

Tactical Resources Corp.
1500-1077 West Georgia Street
Vancouver, BC V6E 4N7

to the undersigned at the address listed on the first page of this Agreement;

or to such other address as the parties may from time to time specify by notice given in accordance herewith. Any notice so given shall be conclusively deemed to have been given or made on the day of delivery, if personally delivered, or if delivered by facsimile transmission or mailed as aforesaid, upon the date shown on the facsimile confirmation of receipt or on the postal return receipt as the date upon which the envelope containing such notice was actually received by the addressee.

f.	Governing Law: This Agreement is governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

g.	Waiver: Any purported waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach, or non-observance or by anything done or omitted to be done by the other party. The waiver by a party of any default, breach, or non-compliance under this Agreement shall not operate as a waiver of that party’s rights under this Agreement in respect of any continuing or subsequent default, breach, or non-observance (whether of the same or any other nature).

h.	Severability: If any provision of this Agreement, or any part of a provision of this Agreement, is determined to be invalid or unenforceable in whole or in part, such provision (or part thereof) shall be severed and the remaining provisions shall continue in full force and effect.

i.	Headings: The division of this Agreement into Sections and the insertion of headings are for convenience or reference only and shall not affect the construction or interpretation of this Agreement.

j.	Assignment: You may not assign any of your rights under this Agreement except to an entity wholly-owned by the same beneficial owner. However, the Company may assign any or all of its rights under this Agreement to any affiliated company or subsequent owner of the Company’s business, who will have the right to enforce this Agreement to the same extent as the Company.

k.	Modification: Any modification to this Agreement must be in writing and signed by two senior leaders of the Company, one of whom must be the then Human Resources business partner, or it shall have no effect and shall be void.

l.	Independent Legal Advice: You acknowledge that you have had the opportunity to seek independent legal advice prior to the execution and delivery of this Agreement. You acknowledge that you have received such advice or you have elected to waive the right to do so.

m.	Currency. Unless otherwise provided, all references to “$” or “USD$” herein are expressed in the lawful money of the United States of America.

n.	Time of Essence. Time is of the essence of this Agreement in all respects.

o.	Counterparts: This Agreement may be executed in any number of counterparts, and delivered by facsimile or other means of electronic transmission, each of which shall be deemed to be one and the same instrument and an original document.

[Remainder of Page Intentionally Left Blank]

This offer is open for your acceptance until January 1, 2025. Please indicate your acceptance of the terms and conditions provided hereunder by signing and returning the enclosed copy of this letter to the Company by no later than January 3, 2025.

Yours very truly,

TACTICAL RESOURCES CORP.

Per:
Authorized Signatory

I have read, understand, and agree with the foregoing and any and all enclosures hereto. I accept and agree to the terms and conditions described above and in the enclosures hereto.

This Agreement is agreed to on this 1st day of January, 2025.

QUANTUM ADVISORY PARTNERS LLP

Per:	Authorized Signatory

SCHEDULE “A”

SERVICES OF THE CONSULTANT

During the Term, you shall devote a reasonable number of hours per work week to the Company to provide the following Services:

1.	presenting and reporting accurate and timely historical financial information of the Company;

2.	overseeing the treasury duties for the Company, such as overseeing the capital structure, debt ratios and internal financing;

3.	preparing for, participating in and attending board meetings;

4.	assisting the Company in developing its revenue projections and taking steps in realizing these revenue projections;

5.	assisting the Company with management recruitment and identifying consultants, officers, partners and potential directors to work with the Company or to sit on the board or the Company’s board of advisors;

6.	ensuring that the Company’s operations comply with all applicable laws and regulations and all matters of corporate governance and financial reporting; and

7.	performing such duties as may be required by the Company and as are usual and customary for a Chief Financial Officer of a similar company.